Exhibit 99.1

Silverstar Holdings Reports Preliminary Fourth Quarter Fiscal 2007 Results

Revenues Estimated $11.5 Million to $11.9 Million;
EBITDA Estimated $4.0 million to $4.4 million, or $0.40 to $0.44 Per Share;
Operating Income Estimated $.015 to $0.18 Per Share.

Boca Raton, FL - August 29, 2007: Silverstar Holdings, Ltd. (NASDAQ: SSTR) today reported preliminary estimated results for its fourth quarter ended June 30, 2007, subject to a final audit and filing of its annual report in Form 10-K.

The company expects revenues for the fourth quarter to range between $11.5 million to $11.9 million, as compared to $467,000 in the fourth quarter of 2006. This falls within the range of previous guidance of $10.5 million to $12.5 million.

EBITDA is estimated to range between $4.0 million and $4.4 million for the fourth quarter, or between $0.40 and $0.44 per diluted share, as compared to a negative EBITDA of $1.8 million or ($0.19) per diluted share a year ago. This exceeds previously issued EBITDA guidance of between $2.5 million and $3.8 million.

Operating income is expected between $1.6 million and $1.9 million, or $0.15 to $0.18 per diluted share, as compared to a year-ago fourth quarter loss from continuing operations of $2.4 million or ($0.25) per share. This is near or exceeds the higher end of the company’s earlier guidance for operating income of $0.4 million to $1.7 million.

Per share calculations of the fourth quarter’s results are based on an estimated 10.4 million diluted shares.

Clive Kabatznik, CEO of Silverstar Holdings, said, “These preliminary results are extremely encouraging. The numbers reflect the contribution and progress made by Empire Interactive since we acquired them at the end of 2006. The fourth quarter numbers were bolstered by the release of 12 skus, and particularly the highly successful introduction of FlatOut Ultimate Carnage for the Xbox 360, which accounted for over 50% of the quarter’s revenues. “

Added Kabatznik, “As evidenced by the fourth quarter results, our business model generates significant operating leverage when we release high profile titles alongside our other releases. We look to maintain the momentum of our business model throughout fiscal 2008 by continuing to develop and publish high profile games like Jackass, Hello Kitty, Pipe Dreams, Disciples III and Ford Off Road Racing. Additionally, we shall apply the unique strengths of our European distribution channels and new North American sales force to monetize the value of our large back catalog and support the release of more than 50 exciting new titles in the next 12 months.”

Company management plans to hold a conference call in late September to discuss the fourth quarter and full year results, as well as its outlook for fiscal 2008, and will announce the details of the call about a week prior.

About Silverstar Holdings:

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Ron Both, Liolios Group Inc.
949-574-3860 or info@liolios.com